Exhibit 99.2

Tim Hortons Inc. announces appointment of Marc Caira as new President and CEO:

Seasoned Nestlé SA global foodservices executive to join Tim Hortons in July 2013

(OAKVILLE, ON, May 8, 2013) - Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the appointment of Marc Caira as President and CEO, effective July 2nd, 2013. He replaces Paul House, who will become non-Executive Chairman of the Board of Directors at that time. Mr. Caira will also stand for election as a director at the annual meeting of shareholders.

Mr. Caira, 59, was most recently Global CEO of Nestlé Professional. In this role, he led a global organization of 10,000 employees that operates in approximately 100 countries. He was also a member of the Executive Board of Nestlé SA, the world’s largest food and beverage company, and a recognized leader in nutrition, health and wellness.

Among the roles he held prior to his most recent position, which he was appointed to in 2006, Mr. Caira was President & CEO of Parmalat North America, Chief Operating Officer of Parmalat Canada, and President, Food Services and Nescafe Beverages for Nestlé Canada.

“Marc Caira is an accomplished executive with exceptional knowledge of the North American and global foodservices industry. His knowledge of the out-of-home hot and cold beverage and food sectors is second to none. Marc’s strategic leadership capabilities, vision and tremendous depth of experience make him the ideal leader to take Tim Hortons into the future, and I am confident the Company is in great hands,” said Paul House, executive chairman, Tim Hortons Inc.

“Tim Hortons is an iconic brand and national treasure in Canada, and in my view the Company has tremendous opportunity to build on that while creating successful businesses in the United States and internationally. It’s an honour to lead this organization at such an important time in its history, and I am looking forward to working with restaurant owners, the management team, employees, investors and other key stakeholders on the next leg of growth,” noted Caira.

The Nestlé Professional global out-of-home business was created in 2006, and under Mr. Caira’s leadership, experienced significant strategic transformation and expansion in the hot and cold beverage and food sectors. Mr. Caira also helped Parmalat’s North American operations successfully navigate a time of significant adversity in its parent company, recapitalizing the Canadian business and ensuring the continuation of a large, viable and profitable business.

Additional information:

•	Appointment: July 2nd, 2013

•	Age: 59

•	Family: Married to Helan Caira for 34 years, four children

•	Nationality: Canadian

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso shots, specialty teas, fruit smoothies, home-style soups, fresh Panini and classic sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of March 31st, 2013, Tim Hortons had 4,288 systemwide restaurants, including 3,453 in Canada, 808 in the United States and 27 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For further information:

Scott Bonikowsky, Vice President, Corporate , Public & Government Affairs:

(905) 339-6186 or bonikowsky_scott@timhortons.com.